Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-178823 on Form S-3 of our report dated March 8, 2012 relating to the financial statements of United States Gasoline Fund, LP as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and the effectiveness of United States Gasoline Fund, LP’s internal control over financial reporting dated March 8, 2012, appearing in this Annual Report on Form 10-K of United States Gasoline Fund, LP for the year ended December 31, 2011.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

March 8, 2012